Exhibit 1.1

GLOBAL NET LEASE, INC.

AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

May 19, 2017

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019

Robert W. Baird & Co. Incorporated

1717 K Street NW, Suite 910

Washington, D.C. 20007

Capital One Securities, Inc.

299 Park Avenue, 14th Floor

New York, NY 10171

Mizuho Securities USA LLC

320 Park Avenue, 12th Floor

New York, NY 10022

FBR Capital Markets & Co.

299 Park Avenue, 7th Floor

New York, NY 10171

KeyBanc Capital Markets Inc.

127 Public Square, 4th Floor,

Cleveland, Ohio 44114

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement (the “Agreement”), dated as of December 12, 2016, by and among Global Net Lease, Inc., a Maryland corporation (the “Company”), and Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), on the one hand, and UBS Securities LLC, Robert W. Baird & Co. Incorporated, Capital One Securities, Inc., Mizuho Securities USA LLC (formerly known as Mizuho Securities USA Inc.) and FBR Capital Markets & Co. (each an “Existing Agent” and collectively, the “Existing Agents” and together with the Company and the Operating Partnership, the “Parties”) pursuant to which the Company may issue and sell through the Existing Agents, acting as agent and/or principal, shares of the Company’s common stock, par value $0.01 per share, having an aggregate sale price of up to $175,000,000. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In connection with the foregoing, the Parties wish to amend the Agreement through this Amendment No. 1 to Equity Distribution Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement and used therein and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Amendments to the Agreement. The Parties agree, from and after the Effective Date, that:

(a)	The definitions of the terms “Agent” and “Agents” are hereby amended to read as follows: “UBS Securities LLC, Robert W. Baird & Co. Incorporated, Capital One Securities, Inc., Mizuho Securities USA LLC, FBR Capital Markets & Co. and KeyBanc Capital Markets Inc. (each an “Agent” and collectively, the “Agents”),”
(b)	Section 10 of the Agreement is hereby amended to include the following subsection (f): “(f) KeyBanc Capital Markets Inc., 127 Public Square, 4th Floor, Cleveland, Ohio 44114, Attention: Equity Capital Markets, Fax No. (216) 689-0845”

SECTION 2. Obligations Binding Upon KeyBanc Capital Markets Inc. KeyBanc Capital Markets Inc. hereby agrees to be bound by the terms of the Agreement. KeyBanc Capital Markets Inc. shall be considered to be an Agent under the Agreement to the same extent as if it were a party to the Agreement on the date of the execution thereof.

SECTION 3. No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment.

SECTION 4. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

SECTION 5. Law; Construction. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

SECTION 6.  Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company and the Operating Partnership consent to the jurisdiction of such courts and personal service with respect thereto. The Company and the Operating Partnership hereby consent to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against any Agent or any indemnified party. Each of the Agents and the Company and the Operating Partnership (on their behalf and, to the extent permitted by applicable law, on behalf of their stockholders and affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Amendment. The Company and the Operating Partnership agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and the Operating Partnership and may be enforced in any other courts to the jurisdiction of which the Company and the Operating Partnership are or may be subject, by suit upon such judgment.

SECTION 7. Headings. The Section headings in this Amendment have been inserted as a matter of convenience of reference and are not a part of this Amendment.

[Signature Page Follows]

Very truly yours,

GLOBAL NET LEASE, INC.

By:	/s/ Scott Bowman
Name: Scott Bowman
Title: President and Chief Executive Officer

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

By:	Global Net Lease, Inc., its general partner

By:	/s/ Scott Bowman
Name: Scott Bowman
Title: President and Chief Executive Officer

ACCEPTED as of the date first above written

UBS SECURITIES LLC

By:	/s/ Christopher Allred
Name: Christopher Allred
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ Whitney Mikell
Name: Whitney Mikell
Title: Associate Director

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ Sandy Walter
Name:	Sandy Walter
Title:	Vice President

CAPITAL ONE SECURITIES, INC.

By:	/s/ Greg K. Steele
Name:	Greg K. Steele
Title:	Managing Director

MIZUHO SECURITIES USA LLC

By:	/s/ John T. Deignan
Name:	John T. Deignan
Title:	Managing Director

FBR CAPITAL MARKETS & CO.

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Senior Managing Director

KeyBanc Capital Markets INC.

By:	/s/ Paul Hodermarsky
Name:	Paul Hodermarsky
Title:	Managing Director